Exhbit 99.1

August 1, 2011	Analyst Contact:	Andrew Ziola
918-588-7163
	Media Contact:	Brad Borror
918-588-7582

ONEOK Partners Completes New $1.2 Billion, Five-year Credit Facility

Includes Option to Increase to $1.7 Billion

TULSA, Okla. – Aug. 1, 2011 – ONEOK Partners, L.P. (NYSE:OKS) announced today that it has entered into a new $1.2 billion, five-year senior unsecured revolving credit facility with a syndicate of 18 banks, led by Citigroup, Barclays Capital and Wells Fargo Securities. The new credit facility replaces the existing $1 billion, five-year senior unsecured revolving credit facility that matures in March 2012.

The credit facility includes a $100 million sublimit for the issuance of standby letters of credit and also features an option permitting ONEOK Partners to increase the size of the facility to an aggregate of $1.7 billion by receiving commitments from new or existing lenders.

 “We appreciate the strong support from our bank syndicate group,” said Robert F. Martinovich, ONEOK Partners senior vice president, chief financial officer and treasurer. “This new facility will be used to support the partnership’s $2.7 billion to $3.3 billion capital growth programs between now and 2014, as well as our commercial paper program, working capital requirements and other general partnership purposes.”

The new credit facility expires in August 2016.

ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded master limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. Its general partner is a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 42.8 percent of the overall partnership interest. ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.

For more information, visit the website at www.oneokpartners.com.

For the latest news about ONEOK Partners, follow us on Twitter @ONEOKPartners.

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